[Servotronics, Inc. Letterhead]	Exhibit 99.1

1110 Maple Street   ☐   P.O. Box 300   ☐   Elma, New York 14059-0300   ☐   716-655-5990   ☐   FAX 716-655-6012

AUGUST 11, 2017	SERVOTRONICS, INC. ANNOUNCES

 SECOND QUARTER RESULTS

FOR THE PERIOD ENDED JUNE 30, 2017

Elma, NY – Servotronics, Inc. (NYSE American – SVT) a designer and manufacturer of servo-control components and other advanced technology products announced financial results for the period ended June 30, 2017.

Revenues for the quarter were $9,616,000, approximately a 6.6% decrease from $10,296,000 for the same period of 2016. The decrease in revenue is the result of decreases in commercial shipments at the Advanced Technology Group (“ATG”) and Consumer Products Group (“CPG”) offset by increases in revenue from government shipments at both business segments, ATG and CPG. Net income was $105,000 (or $0.05 per share Basic and $0.05 Diluted) for the second quarter ended June 30, 2017 compared to net income of $1,004,000 (or $0.45 per share Basic and $0.43 Diluted) for the comparable period ended June 30, 2016.

For the second quarter, cost of goods sold (exclusive of depreciation and amortization) increased approximately $499,000 or 7.0% due in part to the mix of product sold. Additionally, although consolidated employment levels remain consistent, the Company continues to experience increased labor expenses with the transition of certain workforce responsibilities in response to an increase in production capacity requirements at the ATG. Selling, general and administrative expenses increased approximately $90,000 or 5.9% for the quarter largely due to nonrecurring professional service expenses.

“As we previously disclosed, the Company experienced higher labor costs in 2017 associated with hiring and training employees as we increase production capacity,” commented Kenneth Trbovich, President of Servotronics, Inc. “We believe that ongoing investments in our people and technology will position the Company for long-term success.”

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company’s planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company’s business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today’s global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, market demand and acceptance both for the Company’s products and its customers’ products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE American